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EXHIBIT 99A5
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COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
                                                   Nine Months Ended
                                                       September 30,
In millions                                            1996     1995
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
OPERATING ACTIVITIES
 Net income                                            $938     $895
 Adjustments to net income:
  Depreciation and amortization                       1,580    1,514
  Gains on sales of rural telephone exchanges           (51)    (112)
  Cumulative effect of change in accounting
   principle                                            (34)      -
  Deferred income taxes and amortization
   of investment tax credits                            (11)     121
 Changes in operating assets and liabilities:
  Restructuring payments                               (114)    (254)
  Postretirement medical and life costs,
   net of cash fundings                                 (28)    (156)
  Accounts and notes receivable                          24     (204)
  Inventories, supplies and other                       (14)     (63)
  Accounts payable and accrued liabilities               72      (33)
 Other - net                                             (5)     (10)
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Cash provided by operating activities                 2,357    1,698
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (1,891)  (1,703)
 Proceeds from sales of rural telephone
  exchanges                                             130      162
 Proceeds from (payments on) disposals of
  property, plant and equipment                          (1)      (1)
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Cash (used for) investing activities                 (1,762)  (1,542)
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FINANCING ACTIVITIES
 Net proceeds from issuance of short-term debt          195      365
 Proceeds from issuance of long-term debt                16      499
 Repayments of long-term debt                          (278)    (256)
 Dividends paid on common stock                        (703)    (694)
 Proceeds from issuance of common stock                 109       -
 Advance to Media Group                                  -      (105)
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Cash (used for) financing activities                   (661)    (191)
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CASH AND CASH EQUIVALENTS
 Decrease                                               (66)     (35)
 Beginning balance                                      172      116
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Ending balance                                         $106      $81
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